Exhibit 99.1

Contact: John Hawkins	Joseph M. Squeri
Vice President	Executive Vice President
Tel: (301) 592-5075	and Chief Financial Officer
Fax: (301) 592-6177	Tel: (301) 592-5006
john_hawkins@choicehotels.com

For Immediate Release

CHOICE HOTELS REPORTS DILUTED EPS OF $2.15 FOR FULL YEAR 2004;

ADJUSTED DILUTED EPS OF $2.16, UP 16%

Domestic Unit Growth Rises 5.4%; New Domestic Hotel

Franchise Contracts Exceed 550 For Full Year, Up 17%

SILVER SPRING, Md. (February 15, 2005) – Choice Hotels International, Inc. (NYSE:CHH) today reported the following highlights for the fourth quarter and full year 2004:

•	Diluted earnings per share for full year 2004 were $2.15 compared to $1.96 for 2003; Diluted earnings per share for fourth quarter 2004 were $0.60 compared to $0.57 for fourth quarter 2003;

•	Adjusted diluted earnings per share for full year 2004 were $2.16, up 16% from $1.87 for the same period in 2003, on a non-GAAP basis, excluding specified items;

•	Royalty revenues up 13% and 11% for fourth quarter and full year 2004, respectively, total revenues up 12% and 11% for fourth quarter and full year, respectively;

•	Domestic unit growth of 5.4%;

•	Domestic system-wide revenue per available room increased 7.9% for fourth quarter 2004 and 5.1% for full year 2004 compared to prior year results;

•	Year-to-date new domestic hotel franchise contracts up 17% to a record 552;

•	Domestic hotels under development increased in 2004 by more than 14% to 460 hotels representing 35,652 rooms at year end 2004; worldwide hotels under development grew 16% to 569 hotels at year end 2004, representing 45,167 rooms;

•	Company returned more than $175 million of cash to shareholders in 2004 through a combination of treasury share repurchases and dividends;

•	Company announces 2005 full year guidance of $2.38 to $2.42 diluted earnings per share.

“Choice Hotels enjoyed yet another record-setting year in 2004 as we added more than 15,000 rooms to our domestic system and achieved a significant milestone with more than 400,000 rooms open worldwide,” said Charles A. Ledsinger, Jr., president and chief executive officer. “We had a second consecutive record development year, with more than 550 contracts for new franchises executed, which positions us well for unit growth in 2005 and beyond.”

He added, “We are also encouraged by strengthening industry fundamentals that contributed to an increase in domestic RevPAR of nearly 8% in the fourth quarter. We are optimistic that the strong momentum reflected in our 2004 results will carry forward into next year. We are especially excited with this month’s announcement of the launch of our new upscale brand, Cambria Suites, which has received an enthusiastic reception from developers.”

Full Year 2004 & Fourth Quarter Performance

Choice reported full year 2004 net income of $74.3 million, or $2.15 diluted earnings per share (EPS), a 10% increase in diluted EPS over the same period for 2003. For full year 2003, the company reported net income of $71.9 million, or $1.96 diluted EPS.

Adjusted net income for full year 2004 was $74.8 million, compared to adjusted net income of $68.5 million for the same period in 2003. Adjusted diluted EPS was $2.16 for full year 2004, a 16% increase compared to the same period in 2003. Adjusted net income and adjusted diluted EPS presented for full year 2004 exclude a $0.4 million (net of related tax effect), or $0.01 per share, loss on extinguishment of debt. Adjusted net income and adjusted diluted EPS presented for full year 2003 exclude a $3.4 million gain (net of related tax effect), or $0.09 per share, attributable to the prepayment of a note receivable from Sunburst Hospitality Corporation (“Sunburst”) which was repaid to the Company in December 2003.

Operating income for full year 2004 increased 10% from $114.0 million to $125.0 million. Franchising margins for 2004 increased to 60.9% from 60.4% for full year 2003.

The company also reported total revenues of $428.8 million for 2004, compared to $386.1 million in 2003, an increase of 11%. Franchising revenues, which include royalty revenues, initial and relicensing fees, partner services and other revenue, for 2004 were $203.8 million, an increase of 9% from the $187.1 million reported a year ago.

Royalty revenues for 2004 were $167.2 million, compared to $151.3 million for 2003, an increase of 11%.

System-wide domestic revenue per available room (RevPAR) was $35.95 for full year 2004, compared to $34.21 for 2003, a 5.1% increase.

For fourth quarter 2004, Choice reported net income of $20.3 million or $0.60 diluted EPS compared to net income of $20.7 million and $0.57 diluted EPS reported for fourth quarter 2003.

Net income of $20.3 million for fourth quarter 2004 increased 17% compared to adjusted net income of $17.3 million for the same period in 2003. Diluted EPS for fourth quarter 2004 increased 25% compared to adjusted diluted EPS of $0.48 for fourth quarter 2003. Adjusted net income and adjusted diluted EPS presented for fourth quarter 2003 exclude a $3.4 million gain (net of related tax effect), or $0.09 per share, gain on the Sunburst note receivable prepayment.

Operating income for fourth quarter 2004 increased 11% to $31.5 million, compared to $28.3 million for the same period a year ago.

Total revenues were $106.9 million for the three months ended December 31, 2004, an increase of 12% compared to $95.2 million for the same period in 2003. Franchising revenues for the last three months of 2004 increased 11% to $53.7 million, compared to $48.5 million for the same period a year ago.

Royalty revenues for fourth quarter 2004 were $42.9 million, compared to $38.1 million for the same period a year ago, an increase of 13%.

System-wide domestic RevPAR was $35.96 for the last three months of 2004, compared to $33.34 for the same period in 2003, a 7.9% gain.

2004 Unit Growth

The number of domestic Choice hotels on-line grew by 5.4% to 3,834 (309,586 rooms on-line) as of December 31, 2004 from 3,636 (294,268 rooms on-line) as of the same date a year ago. Net domestic franchise additions in 2004 were 198 compared to 154 net domestic franchise additions in 2003, a 29% increase. In fourth quarter 2004, net domestic franchise additions were 38, an increase of 9% compared to 35 for the same period a year ago.

Choice executed 552 new domestic hotel franchise contracts representing 47,277 rooms in 2004, compared to 470 new contracts representing 41,039 rooms for the same period a year ago, increases of approximately 17% and 15% respectively. For the quarter ended December 31, 2004, Choice executed 198 new domestic hotel franchise contracts, representing 17,078 rooms, compared to 176 contracts, representing 15,075 rooms, for the same period in 2003, increases of 12% and 13% respectively. These increases in executed new franchise contracts and an increase in the number of existing franchise relicensings have contributed to better than 19% increases in initial franchise and relicensing fees for both the three month period and year ended December 31, 2004, compared to the same periods in 2003.

For full year 2004, 182 contracts for new construction hotel franchises, representing 12,799 rooms were executed, compared to 128 contracts, representing 8,649 rooms for the same period a year ago, representing increases of approximately 42% and 48%, respectively. For the three months ended December 31, 2004, 82 contracts for new construction hotels representing 5,931 rooms were executed, representing increases of 64% and 82%, respectively, compared to 50 contracts, representing 3,250 rooms, for new construction hotels for the same period a year ago.

As of December 31, 2004, Choice had 460 hotels under development in its domestic hotel system, representing 35,652 rooms, compared to 401 hotels and 31,409 rooms at the same date in 2003, increases of 15% and 14%, respectively.

As of December 31, 2004, the number of Choice hotels on-line worldwide grew 3.5% to 4,977 from 4,810 as of the same date a year ago. This growth represents an increase of 3.9% in the number of rooms open to 403,806 from 388,618. As of December 31, 2004, Choice had 569 hotels under development worldwide, representing 45,167 rooms, compared to 491 hotels and 39,877 rooms at the same date in 2003.

Use of Free Cash Flow

The company has consistently used the free cash flow (cash flows from operations less capital expenditures) generated from its operations to return value to its shareholders. This is primarily achieved through share repurchases and dividends.

During 2004, the company purchased 3.2 million shares of its common stock at an average price of $46.45 per share for a total cost of $148.3 million. For the three months ended December 31, 2004, the company purchased 0.9 million shares of its common stock at a total cost of $47.1 million. The company has remaining authorization to purchase up to 1.8 million shares. Since Choice announced its stock repurchase program on June 25, 1998, the company has purchased 32.5 million shares of its common stock at an average price of $20.38 per share and a total cost of $663 million, through December 31, 2004. Total shares outstanding as of December 31, 2004, are 32.3 million.

During 2004, the company paid $27.7 million of cash dividends to shareholders. The current annual dividend rate on the company’s common stock is $0.90 per share.

The company expects to continue to return value to its shareholders through a combination of share repurchases and dividends.

First Quarter & Full-Year 2005

The company’s first quarter 2005 diluted EPS is expected to be $0.32 to $0.34. These first quarter estimates assume the existing share count and RevPAR growth of approximately 5% to 6%. Full year 2005 diluted EPS is expected to be $2.38 to $2.42. These estimates assume the existing share count and RevPAR growth of approximately 5% to 7%. These estimates exclude the effect of adopting Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R) related to unvested stock options granted prior to 2003.

Non-GAAP Financial Measures

Franchising revenues, franchising margins, adjusted net income, adjusted diluted EPS and free cash flow are non-GAAP financial measurements. These financial measurements are presented as supplemental disclosures because they are used by management in reviewing and analyzing the company’s performance. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (GAAP), such as total revenues, operating income margins, net income, diluted EPS and cash flows from operations. The company’s calculation of these measurements may be different from the calculation used by other companies and therefore comparability may be limited. The company has included exhibits accompanying this release which reconcile these measures to the comparable GAAP measurement.

Conference Call

Choice will conduct a conference call on Wednesday, February 16, 2005 at 9 a.m. Eastern time to discuss the fourth quarter and full-year 2004 results. The call-in number to listen to the call is 1-877-209-0397. The conference call also will be Webcast simultaneously via the company’s Web site, www.choicehotels.com.

The audio of the call will be archived and available on the company’s Web site and also available for replay until March 16, 2005 by calling 1-800-475-6701. The access code for the replay is: 762835.

Choice Hotels International franchises more than 4,900 hotels, representing approximately 400,000 rooms, in the United States and 41 other countries and territories. As of December 31, 2004, 460 hotels are under development in the United States, representing 35,652 rooms, and an additional 109 hotels, representing 9,515 rooms, are under development in 21 countries and territories. Its Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

# # #

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its Form 10-K for the period ended December 31, 2003.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com.

Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites are registered trademarks, service marks and trade names of Choice Hotels International, Inc.

Choice Hotels International, Inc. Consolidated Statements of Income (Unaudited)	Exhibit 1

	Three Months Ended		Twelve Months Ended
(In thousands, except per share amounts)	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
REVENUES:
Royalty fees	$42,914	$38,130	$167,151	$151,326
Initial franchise and relicensing fees	6,566	5,514	20,112	16,799
Partner services	3,242	3,597	12,524	13,227
Marketing and reservation	52,204	45,871	221,313	195,420
Hotel operations	967	826	3,729	3,565
Other	993	1,220	3,977	5,767

Total revenues	106,886	95,158	428,806	386,104

OPERATING EXPENSES:

Selling, general and administrative	20,042	17,823	69,654	62,860
Depreciation and amortization	2,422	2,753	9,947	11,225
Marketing and reservation	52,204	45,871	221,313	195,420
Hotel operations	742	399	2,892	2,616

Total operating expenses	75,410	66,846	303,806	272,121

Operating income	31,476	28,312	125,000	113,983

OTHER INCOME AND EXPENSES:
Interest expense	3,328	2,612	11,605	11,597
Interest and other investment income	(783)	(1,546)	(1,093)	(6,185)
Gain on prepayment of note receivable from Sunburst	—	(3,433)	—	(3,383)
Equity in net income of affiliates	(271)	(247)	(722)	(582)
Loss on extinguishment of debt	—	—	696	—
Other	(4)	122	(10)	129

Total other income and expenses	2,270	(2,492)	10,476	1,576

Income before income taxes	29,206	30,804	114,524	112,407
Income taxes	8,874	10,084	40,179	40,544

Net income	$20,332	$20,720	$74,345	$71,863

Weighted average shares outstanding-basic	32,350	35,303	33,203	35,699

Weighted average shares outstanding-diluted	33,716	36,513	34,500	36,674

Basic earnings per share	$0.63	$0.59	$2.24	$2.01

Diluted earnings per share	$0.60	$0.57	$2.15	$1.96

Choice Hotels International, Inc. Consolidated Balance Sheets	Exhibit 2

(In thousands)	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS

Cash and cash equivalents	$27,554	$20,031
Accounts receivable, net	34,611	33,631
Deferred income taxes	2,252	1,957
Other current assets	4,212	3,613

Total current assets	68,629	59,232
Fixed assets and intangibles, net	140,214	150,256
Receivable — marketing and reservation fees	21,683	32,368
Other assets	31,862	25,416

Total assets	262,388	267,272

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current portion of long-term debt	10,146	23,829
Other current liabilities	90,945	78,382

Total current liabilities	101,091	102,211
Long-term debt	318,557	222,823
Deferred income taxes	6,974	21,562
Other liabilities	38,819	38,863

Total liabilities	465,441	385,459

Total shareholders’ deficit	(203,053)	(118,187)

Total liabilities and shareholders’ deficit	$262,388	$267,272

Choice Hotels International, Inc.	Exhibit 3

Consolidated Statements of Cash Flow

(Unaudited)

(In thousands)	Twelve Months Ended
	December 31, 2004	December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,345	$71,863
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,947	11,225
Gain on Sunburst Hospitality note prepayment	—	(3,383)
Provision for bad debts	(157)	(189)
Non-cash stock compensation	4,019	2,226
Non-cash interest and other investment income	(463)	(886)
Loss on extinguishment of debt	696	—
Equity in net income of affiliates	(722)	(582)
Changes in assets and liabilities, net of acquisitions:
Receivables	(735)	(887)
Receivable — marketing and reservation fees, net	19,743	24,726
Accounts payable	978	6,439
Accrued expenses and other	12,802	7,616
Income taxes payable	2,854	(2,675)
Deferred income taxes	(14,883)	(7,970)
Other current assets	(599)	383
Other liabilities	(26)	7,579

NET CASH PROVIDED BY OPERATING ACTIVITIES	107,799	115,485

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property and equipment	(6,859)	(8,480)
Proceeds from disposition of property	—	498
Prepayment of Sunburst Hospitality note	—	44,701
Issuance of notes receivable	(2,264)	(4,433)
Acquisition of flag	—	(1,211)
Purchases of investments, net	(4,157)	(2,673)
Other items, net	(436)	(618)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(13,716)	27,784

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from long-term debt	192,000	—
Principal payments of long-term debt	(267,739)	(17,404)
Net borrowings (repayments) pursuant to revolving credit facility	157,725	(43,800)
Debt issue costs	(1,010)	—
Purchase of treasury stock	(148,273)	(80,358)
Dividends paid	(27,690)	—
Proceeds from exercise of stock options	8,427	6,097

NET CASH USED IN FINANCING ACTIVITIES	(86,560)	(135,465)

Net change in cash and cash equivalents	7,523	7,804
Cash and cash equivalents at beginning of period	20,031	12,227

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$27,554	$20,031

CHOICE HOTELS INTERNATIONAL, INC. SUPPLEMENTAL OPERATING INFORMATION BY BRAND DOMESTIC HOTEL SYSTEM (UNAUDITED)	Exhibit 4

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
COMFORT INN
Hotels	1,432	1,413	1,432	1,413
Rooms	112,325	111,218	112,325	111,218
Avg. Daily Rate	$65.70	$62.80	$65.53	$64.05
Occupancy %	61.3%	58.6%	60.1%	58.2%
RevPAR	$40.29	$36.82	$39.37	$37.28
COMFORT SUITES
Hotels	389	370	389	370
Rooms	30,682	29,198	30,682	29,198
Avg. Daily Rate	$72.90	$70.68	$73.68	$72.58
Occupancy %	64.1%	60.8%	64.1%	61.2%
RevPAR	$46.70	$42.99	$47.26	$44.44
QUALITY
Hotels	576	508	576	508
Rooms	58,785	52,766	58,785	52,766
Avg. Daily Rate	$61.85	$60.90	$63.62	$64.19
Occupancy %	53.8%	51.8%	54.1%	51.6%
RevPAR	$33.30	$31.52	$34.41	$33.14
CLARION
Hotels	158	138	158	138
Rooms	23,652	20,737	23,652	20,737
Avg. Daily Rate	$72.47	$70.63	$72.37	$72.27
Occupancy %	50.7%	48.8%	51.1%	49.2%
RevPAR	$36.71	$34.48	$36.97	$35.55
SLEEP
Hotels	311	309	311	309
Rooms	23,766	23,678	23,766	23,678
Avg. Daily Rate	$59.67	$57.24	$59.50	$58.01
Occupancy %	60.3%	58.2%	59.5%	57.5%
RevPAR	$35.99	$33.32	$35.42	$33.33
MAINSTAY
Hotels	27	26	27	26
Rooms	2,150	2,063	2,150	2,063
Avg. Daily Rate	$61.93	$58.87	$61.09	$61.50
Occupancy %	65.2%	63.4%	62.2%	62.9%
RevPAR	$40.36	$37.33	$37.97	$38.70
ECONO LODGE
Hotels	781	734	781	734
Rooms	48,301	45,420	48,301	45,420
Avg. Daily Rate	$48.75	$46.97	$48.92	$47.88
Occupancy %	47.9%	46.5%	48.2%	47.5%
RevPAR	$23.36	$21.86	$23.57	$22.76
RODEWAY
Hotels	160	138	160	138
Rooms	9,925	9,188	9,925	9,188
Avg. Daily Rate	$50.09	$47.37	$52.33	$49.84
Occupancy %	49.3%	43.5%	48.7%	44.8%
RevPAR	$24.67	$20.59	$25.49	$22.32
TOTAL CHOICE - DOMESTIC
Hotels	3,834	3,636	3,834	3,636
Rooms	309,586	294,268	309,586	294,268
Avg. Daily Rate	$63.17	$60.98	$63.56	$62.53
Occupancy %	56.9%	54.7%	56.6%	54.7%
RevPAR	$35.96	$33.34	$35.95	$34.21
Effective Royalty Rate	4.05%	4.06%	4.04%	4.01%

CHOICE HOTELS INTERNATIONAL, INC. SUPPLEMENTAL INFORMATION CALCULATION OF FRANCHISING REVENUES AND FRANCHISING MARGINS (UNAUDITED)	Exhibit 5

(dollar amounts in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Franchising Revenues:
Total Revenues	$106,886	$95,158	$428,806	$386,104
Adjustments:
Marketing and Reservation Revenues	(52,204)	(45,871)	(221,313)	(195,420)
Hotel Operations	(967)	(826)	(3,729)	(3,565)

Franchising Revenues	$53,715	$48,461	$203,764	$187,119

Franchising Margins:
Operating Margin:
Total Revenues	$106,886	$95,158	$428,806	$386,104
Operating Income	$31,476	$28,312	$125,000	$113,983

Operating Margin	29.4%	29.8%	29.2%	29.5%

Franchising Margin:
Franchising Revenues	$53,715	$48,461	$203,764	$187,119
Operating Income	$31,476	$28,312	$125,000	$113,983
Less: Hotel Operations	225	427	837	949

	$31,251	$27,885	$124,163	$113,034

Franchising Margins	58.2%	57.5%	60.9%	60.4%

CHOICE HOTELS INTERNATIONAL, INC. SUPPLEMENTAL INFORMATION CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (EPS) (UNAUDITED)	Exhibit 6

(In thousands, except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Adjusted Net Income

Net Income	$20,332	$20,720	$74,345	$71,863
Adjustments:
Debt Extinguishment Costs	—	—	433	—
Gain on Sunburst Note Prepayment	—	(3,433)	—	(3,383)

Adjusted Net Income	$20,332	$17,287	$74,778	$68,480

Weighted average shares outstanding-diluted	33,716	36,513	34,500	36,674

Diluted Earnings Per Share	$0.60	$0.57	$2.15	$1.96
Adjustments:
Debt Extinguishment Costs	—	—	0.01	—
Gain on Sunburst Note Prepayment	—	(0.09)	—	(0.09)

Adjusted Diluted Earnings Per Share (EPS)	$0.60	$0.48	$2.16	$1.87